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                                                                  EXHIBIT 10.13

                                                                  EXECUTION COPY

                               BECHTEL CORPORATION
                               5275 Westview Drive
                            Frederick, Maryland 21703

                                                           October 1, 2001


Metromedia Fiber Network, Inc.
360 Hamilton Avenue
White Plains, New York 10601

            Reference is hereby made to the Master Restructuring Agreement (the "MRA"), dated as of October 1, 2001, by and among Metromedia Fiber Network, Inc. ("MFN"), Metromedia Fiber Network Services, Inc. ("MFNS") and Bechtel Corporation ("Bechtel"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the MRA.

            The amount owing to Bechtel and being restructured pursuant to the MRA consists of $98 million plus the Liquidated Damages Amount. The $98 million consists of (i) approximately $55 million for outstanding invoices (schedule of invoices attached) and (ii) additional work and related costs and expenses incurred under the Master Services Agreement (the "MSA"), estimated by Bechtel to be owing, which amount the parties believe on the date hereof to be $43 million (the "Estimated Amount").

            Notwithstanding the terms of the MRA, we agree to act in good faith to jointly reconcile and agree on the Agreed Amount (as defined) below. This process will not involve a review of the quality or performance of services (the warranty provisions contained in the MSA for those issues shall govern those issues) but will be limited to a review and reconciliation of the actual total costs (labor, non-labor, subcontractor and vendor) and claims incurred by Bechtel or for which it is responsible pursuant to the MSA. The parties agree to cooperate and work in good faith to complete the reconciliation as soon as reasonably possible but in any event by December 31, 2001. At that point any remaining disputes will be resolved in accordance with dispute resolution process outlined in Article XIII of the MSA and determined at the end of that process. The parties agree that in no event will the reconciliation increase or decrease the Estimated Amount by an aggregate amount of more than $10 million.

            If the Note has not been converted or transferred by Bechtel, in whole or in part, prior to the date (the "Reconciliation Date") that the parties hereto agree upon the reconciliation of the Estimated Amount with the actual costs and expenses for additional work and related expenses under the MSA (such agreed upon reconciled amount being, the "Agreed Amount"), and it is determined that the Agreed Amount is (i) less than the Estimated Amount, then the Note will be exchanged for a new note with the same terms as the Note, except that the principal amount of the new note will be reduced (subject to the limitation in this letter agreement) to reflect the Agreed Amount and to give MFNS credit for any payments of principal and interest that have been made to Bechtel pursuant to the Note, or (ii) greater than the Estimated Amount, then the Note will be exchanged for a new note with the same terms as the Note, except that the principal amount will be increased (subject to the limitations set forth in this letter agreement) to

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reflect the Agreed Amount and MFNS shall pay to Bechtel by wire transfer in immediately available funds, the amount that MFNS would have otherwise been obligated to pay to Bechtel if, on the Closing Date, the Note issued to Bechtel reflected the Agreed Amount. Any new note issued in accordance with this paragraph shall be the "New Note".

            If the Note has been converted or transferred by Bechtel, in whole or in part, prior to the Reconciliation Date, the difference between the Estimated Amount and Agreed Amount (the "True-Up Amount") will be evidenced by a new note (the "True-up Note"), made by the party owing the True-Up Amount. If a True-Up Note is required to be made by MFNS, the principal amount of the True-Up Note shall be equal to the True-Up Amount and shall be made on the same terms as the Note and MFNS shall pay to Bechtel by wire transfer in immediately available funds, the amount that MFNS would have otherwise been obligated to pay to Bechtel if, on the Closing Date, the Note issued to Bechtel reflected the True-Up Amount. If a True-Up Note is required to be made by Bechtel, the principal amount of the True-Up Note shall be equal to the True-Up Amount plus any amounts of principal and interest that have been made to Bechtel pursuant to the Note that would not have been required to be made by MFNS if the principal amount of the Note issued on the Closing Date had been reduced by the True-Up Amount (the "Bechtel True-Up Note"). The Bechtel True-Up Note shall bear interest at a rate of 8.5% per annum and principal shall be amortized at the same rate as the Note. The payment obligations under the Note and the True-Up Note may be set off one against the other, but the conversion rights and other rights of Bechtel, its successors and/or assigns under the Note shall otherwise remain as set out in the Note without regard to the True-up Note. If MFN or MFNS default in the performance of any obligations under the Transactions Documents, Bechtel will be entitled to set off any amounts owed by it pursuant to the True-Up Note (if it is determined that such a note is required to be made by it) or other claims it may owe to MFN or MFNS, against any obligations owing to Bechtel under Transaction Documents.

            This letter does not in any way amend or diminish Bechtel's rights under or pursuant to the Note for its full face amount, including its conversion rights and payment obligations unless and until Bechtel agrees to and does adjust the Note in accordance with this letter agreement. Any dispute in the True-Up Amount (the True-Up Amount will be considered in dispute until the parties expressly agree to, issue, execute, deliver and accept the True-up Note or the New Note, as the case may be, or as otherwise agreed to in writing by each of the parties hereto) shall be considered a separate and independent claim without right of set-off to, adjustment of or other effect on Bechtel's rights under the Note or its right to convert or transfer the Note in accordance with its express terms and without regard to this letter.

            If you agree with the foregoing, please sign and return a copy of this letter.



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                                    Yours very truly,

                                    BECHTEL CORPORATION


                                    By: /s/ George E. Conniff
                                       -----------------------------------------
                                       Name:  George E. Conniff
                                       Title: President, Telecommunications and
                                                         Industrial

Accepted and Agreed:

METROMEDIA FIBER NETWORK SERVICES, INC.



By: /s/ Nick Tanzi
   _____________________________________
      Name: Nick Tanzi
      Title: President & CEO



METROMEDIA FIBER NETWORK, INC.



By: /s/ Nick Tanzi
   _____________________________________
      Name: Nick Tanzi
      Title: President & CEO




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